February 26, 2015

VIA Federal Express next business day delivery

Mr. Michael Brauser

Mr. Barry Honig

Marlin Capital Investments, LLC

555 S. Federal Highway, #450

Baton Raton, FL 33432

Re:BroadVision, Inc. Board of Directors Response to Marlin correspondence filed with the SEC on January 30, 2015

Gentlemen:

On behalf of the Board of Directors of BroadVision, Inc., I am responding to your letter dated January 29, 2015 addressed to the Board, which the Board has not received directly but which you filed with the Securities and Exchange Commission on January 30, 2015. The Board has carefully reviewed the various business options available to BroadVision at this time, including, but not limited to, the short-term measures suggested by Marlin of distributing the cash on hand to shareholders and auctioning the Company or receiving additional investment from Marlin and handing over leadership of the Company to you. After careful consideration of these options, as well as the Company’s near-term financial plan, the Board has unanimously concluded that the courses of action you propose would not be in the best interests of BroadVision or its stockholders and that those interests would be best served by BroadVision continuing to follow the strategy it is currently pursuing.

As you are aware, less than a week after you published your letter, BroadVision reached a major and long anticipated inflection point with the announcement of broad availability of its new Vmoso enterprise communication and collaboration solution. This milestone came after a multi-year design and development process involving many millions of dollars of investment and built on the foundation of BroadVision’s previous products, notably including its Clearvale enterprise portal offering. The cash burn of which you complain in your letter represents, in large part, the investment of resources that is required to develop any software product that hopes to succeed in the demanding marketplace for enterprise-grade solutions.

It is too early in the launch process to know how successful Vmoso will be, but BroadVision’s Board and management team are firmly committed to giving it the marketing and sales support and time it will need to win in a marketplace that—as you point out—is hot enough to have attracted multiple competitors. It would be a curious decision indeed for any company to take one of the disruptive paths you have suggested in the earliest stages of the launch of a brand new on-trend product on which the company’s future success is dependent.

In the Board’s opinion, BroadVision’s clear strategic focus on driving Vmoso’s success is a better use of the Company’s cash resources and is far better attuned to changing market realities than any of the available alternatives, including those you have proposed. Transformations such as the one currently underway at BroadVision often take years for results to be realized, and the Board’s expectation is that the Company’s continued investment in Vmoso will best position BroadVision to produce positive results for shareholders in the future. The Board is fully committed to the Company and its long-term objectives, realistic expectations, and goals.

The contentions in your letter about the related party transactions noted in the Company’s SEC filings reflect a complete misreading by you of the disclosures. The Board rejects any suggestion that there is anything hidden in the relationships or any value being transferred through them from BroadVision to its officers. The ownership structure of BVOD, the Company’s subsidiary in China, has been fully disclosed in SEC filings since it was first established in 2008. As those filings state, the structure was put in place in connection with the Company’s CHRM product, and the indirect interest in BVOD held by corporate officers relates solely to their potential participation in 20% of any gain from a sale of BVOD by BroadVision. Given CHRM’s limited commercial success, BroadVision does not anticipate that any such gain will ever arise. BVOD, which employs a workforce of engineers in China, is now used by the Company for outsourced engineering services; payments are made quarterly, under a cost-plus contract, for services rendered. Historically, BVOD'S operating expenses have exceeded its revenue. None of BroadVision’s officers have derived any additional income or benefit from this arrangement.  Furthermore, the Board is comfortable that the compensation arrangements of the Company’s executive officers are in line with, and certainly not above, industry norms for comparable positions.

Sincerely,

By: /s/ Sandra Adams

Sandra Adams

Vice President & General Counsel

cc: Pehong Chen, President & CEO, BroadVision

Peter Chu, Chief Financial Officer, BroadVision